First Tennessee strengthens number one market share with purchase of 13 branches in Tennessee

MEMPHIS, Tenn. --- First Tennessee Bank will further strengthen its leading market share in Tennessee with an agreement to purchase 13 branches and four remote ATMs from Bank of America. The banks expect the purchase of the branches in Middle and East Tennessee to close later this year following approval by regulators and satisfaction of customary closing conditions. First Tennessee will add approximately $660 million of deposits at a deposit premium of 3.32 percent based on deposit balances near the time the transaction closes. First Tennessee is a subsidiary of First Horizon National Corp. (NYSE: FHN).

Founded in 1864, First Tennessee is the country’s 14th oldest national bank. “We are proud to have earned the trust and business of the people of Tennessee for 150 years, and we look forward to continuing that tradition in communities that are both new and familiar to us with this purchase,” said Bryan Jordan, First Horizon’s chairman and CEO.

The branches are in communities in Middle and East Tennessee including Waverly, Columbia, Lawrenceburg, Lewisburg, Sparta, Rockwood, Greeneville, Kingston, Bristol, Johnson City and Kingsport. Some of the communities will be new for First Tennessee, which already has more than 170 financial centers in and around Tennessee. First Tennessee will hire all current branch employees when the purchase closes and take other steps to ensure smooth continuity of service for customers and these communities. In addition to the branches, First Tennessee will also acquire a small amount of loans as part of the transaction.

About First Tennessee and First Horizon

First Tennessee is a subsidiary of First Horizon National Corp. (NYSE: FHN). The 4,300 employees of First Horizon provide financial services through more than 170 First Tennessee banking locations in and around Tennessee and 21 FTN Financial offices in the U.S. and abroad. The company was founded during the Civil War in 1864 and has the 14th oldest national bank charter in the country. First Tennessee has the leading market share in Tennessee, and FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. First Horizon has been recognized as one of the nation’s best employers by American Banker and Working Mother magazines and as a top tech innovator by InformationWeek magazine. More information is available at www.FirstHorizon.com.

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Contact:

Jack Bradley, Media Relations (901) 523-4813

Aarti Bowman, Investor Relations (901) 523-4017